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                                                                    EXHIBIT 21.1

                              METRO NETWORKS, INC.
                           SUBSIDIARIES OF THE COMPANY
                                   FISCAL 1998


     The following is a list of subsidiaries of Metro Networks, Inc. (the Parent) as of December 31, 1998. Unless otherwise noted, all subsidiaries are 100% owned by the Parent Company.

     Metro Networks, Inc. - Incorporated in the State of Delaware

     Metro Networks Communications, Inc., formerly Metro Traffic Control, Inc. - Incorporated in the State of Maryland

     Metro Networks Services, Inc. - Incorporated in the State of Delaware

     Metro Networks Communications, Limited Partnership - Delaware Limited Partnership

     Washington News Networks, Inc. - Incorporated in the District of Columbia (80% owned)